We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 7, 1997, appearing on page F-2 of Champion Enterprises, Inc. Annual Report on Form 10-K for the year ended December 28, 1996. We also consent to the references to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

/s/ PRICE WATERHOUSE LLP


Detroit, Michigan
February 6, 1998